EXHIBIT 10.5


                              MANAGEMENT AGREEMENT


ARTICLE NO.       DESCRIPTION OF ARTICLE                                PAGE NO.

         1.       Appointment and Term                                         1
         2.       Hotel Operation                                              1
         3.       Annual Plan                                                  3
         4.       Hotel Accounts; Maintenance of Minimum Balance               4
         5.       Books and Records                                            4
         6.       Management Fees and Expenses                                 7
         7.       Disbursements                                                8
         8.       Insurance                                                    9
         9.       Indemnities                                                 10
         10.      Condemnation                                                11
         11.      Casualty                                                    12
         12.      Termination for Cause                                       13
         13.      Termination Fee                                             13
         14.      Definitions                                                 13
         15.      General Provisions                                          18

SCHEDULE          DESCRIPTION OF SCHEDULE

         I        Terms of Agreement
         II       Management Services Included in Base Management Fee
         III      Sample Statement of Profit and Loss
         IV       Definition of Capital Replacement
         V        Calculation of Owner's Return and Manager's Return
         VI       STR Competitive Set
         VII      REVPAR Index Calculation Adjustment Example
         X        Guaranty








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                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (this "Agreement") is made on the date specified on Schedule I, by and between Owner identified on Schedule I and ORADELL HOLDING CORP., having offices at 700 Route 46 East, Fairfield, New Jersey 07004 (hereinafter referred to as "Manager").

                                    PREAMBLE
         Owner is the lessee of the Hotel described on Schedule I. Owner and Manager have entered into this Management Agreement to provide for the management and operation of the Hotel. Definitions for the capitalized words contained throughout the Management Agreement are found in Article 14.

         1.       APPOINTMENT AND TERM.

                  1.01 Appointment. Owner hereby appoints Manager as manager of the Hotel with the obligation to direct, supervise, manage and operate the Hotel on the terms set forth herein. Owner will not employ any other manager to manage the Hotel during the Term.

                  1.02 Operating Term. The initial operating term (the "Term") of this Agreement will commence at 12:01 A.M. on the date identified on Schedule I (the "Commencement Date") and terminate at 11:59 on the expiration date identified on Schedule I (the "Expiration Date").

                  1.03 Renewal. At least ninety days but not more than one hundred eighty days prior to the Expiration Date, and provided that (a) no default nor any event which with the giving of notice or passage of time or both, would constitute a default has occurred and is then continuing; and
     (b) Manager has met the Performance Standards with respect to the Hotel (or cures any underperformance in accordance with the terms of this Agreement) Owner shall submit to Manager a proposal for the terms under which it is prepared to extend the Term of this Agreement for an additional five year period. Thereafter, Owner and Manager shall endeavor in good faith to negotiate such extension. In the event that Owner and Manager fail to reach agreement on the terms of such extension with respect to the Hotel at least sixty days prior to the Expiration Date, Owner shall be permitted to commence negotiations with other parties with respect to the management of the Hotel upon the Expiration Date, provided that Owner may not enter into a management agreement with any such other party with respect to the Hotel on terms substantially more favorable to such other party than those last offered to Manager. In the event the Term of this Agreement is extended for such five year period, Owner shall make one additional five year renewal offer at the expiration of such initial five year renewal term, on the same terms and conditions as the initial renewal. [NOTE: 1.03 NOT TO BE INCLUDED IN AGREEMENTS FOR BLUE ASH, FLAGSTAFF, FOREST PARK, INDIANAPOLIS, JACKSONVILLE, MALL OF AMERICA, MEMPHIS, OVERLAND PARK,ALBUQUERQUE/UPTOWN, MIAMI/KENDALL OR RICHMOND].




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                  1.04 Management Procedures. Manager will consult with Owner on a periodic and regular basis with respect to the management of the Hotel. Manager on behalf of Owner may take all actions it deems appropriate for the operation of the Hotel and will carry out all written directives of Owner, excepting directives (i) contrary to Legal Requirements or the Annual Plan, subject to the provisions of Section 2.01(C), (ii) inconsistent with the terms of this Agreement or (iii) which will subject Manager to liability above and beyond Manager's responsibilities contemplated by this Agreement. Owner's written directives will be delivered to Manager's regional vice president of operations responsible for the Hotel and not to the Hotel general manager. For purposes of communications between Manager and Owner, Owner's authorized representatives will be those individuals identified in writing by Owner.

                  1.05 Limitations on Manager. During the Term and any renewal thereof, Manager agrees that:

                           A. Manager shall not permit wagering activities to be conducted at or in connection with the Hotel;

                           B.       Manager shall not own, directly or
     indirectly (within the meaning of Section 856(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code")), more than 35% of the shares of Equity Inns, Inc.;

                           C. no more than 35% of the total combined voting power of Manager's outstanding stock (or 35% of the total share of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Equity Inns, Inc.; and

                           D. Manager (or a person who is a "related person" within the meaning of Section 856(d)(9)(F) of the Code (a "Related Person") with respect to the Manager shall be actively engaged in the trade or business of operating "qualified lodging facilities" (defined below) for one or more persons who are not Related Persons with respect to Equit
     Inns, Inc. or Owner ("Unrelated Persons"). In order to meet this requirement, Manager agrees that it (or a Related Person with respect to Manager (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under
     Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" with the meaning of such Code Section.

         A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the




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     dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Equity Inns, Inc.

         In the event that Manager fails to comply with any of the provisions of this Section 1.05, the same shall not be deemed an Event of Default hereunder, but Owner shall have the right to terminate this Agreement (although not the AmeriSuites Franchise Agreement), provided that Owner pays Manager the Termination Fee.


         2.       HOTEL OPERATIONS.

                  2.01     Hotel Management Services.

                           A. Manager will manage the Hotel in accordance with standards and policies appropriate for the operation of comparabl facilities, including the standards and policies of the Franchisor. Manager will perform those activities typically performed by management companies operating comparable facilities, including those activities contained on
     Schedule II, but only to the extent that sufficient funds are available to Manager to perform those activities.

                           B. Manager's services do not include design and purchasing services for Capital Replacements. At Owner's request, Manager will provide for a fee design and purchasing services for Capital Replacements. For design services, Manager will charge a fee of five (5%) percent of the invoice cost of the Capital Replacements. For purchasing services, Manager will charge five (5%) percent of the invoice cost of each capital item purchased.

                           C. Manager will keep the Hotel and all private roadways, sidewalks and curbs appurtenant thereto that are under Manager's control, including windows and plate glass, parking lots, HVAC, mechanical, electrical and plumbing systems and equipment (including conduit and ductware), and non-load bearing interior walls, in good order and repair, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Manager's use, any prior use, the elements or the age of the Hotel or portion thereof), and, except as otherwise provided in the provisions of this Agreement regarding hazard insurance, condemnation proceeds and Capital Replacements, with reasonable promptness, make all necessary and appropriate maintenance, repairs, replacements, and improvements thereto of every kind and nature, whether interior or exterior ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Agreement (concealed or otherwise), or required by any governmental agency having jurisdiction over the Hotel in such manner as to minimize current and future Capital Replacements. The cost of all such maintenance and repairs shall be deemed an Operating Expense. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Manager will not take or omit to take any action, the taking or omission of which might materially impair the value or




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     the usefulness of the Hotel or any part thereof for its Primary Intended
     Use.

                           D. Manager shall regularly and consistently perform and shall maintain precise records of an ongoing preventative maintenance program, the cost of which shall be deemed an Operating Expense. Such preventative maintenance program shall be performed as frequently as is necessary to maintain the subject equipment or the Hotel in a first class condition and include (but not be limited to) the following:

                           Carpet cleaning
                           Carpet and upholstery stain removal
                           HVAC maintenance (including filter cleaning and replacement)
                           Boilers Painting (including door frames)
                           FF&E repair and touch up
                           Exterior cleaning (including power washing of building and sidewalks)

         Manager shall maintain the Hotel (interior and exterior), including all public and back of the house areas, at a high level of cleanliness at all times.

                  2.02     Employees.

                           A. Manager, subject to Owner's approval, will select a general manager for the Hotel. Manager will select all other department heads for the Hotel and all personnel which Manager determines to be necessary for the operation of the Hotel (collectively "Employees"). All Employees will be employed at Owner's cost and expense, but will be employees of Manager; provided that wages and related expenses will be deemed Operating Expenses and will be set forth in the approved Annual Plan. Manager agrees that neither the general manager nor the lead salesperson at the Hotel may be transferred to another hotel or similar property owned, leased, or managed by Manager or any of its Affiliates in the same Market Tract as determined by Smith Travel Research without the consent of the Owner. In the event that Manager desires to make such a transfer, Manager shall submit its request to Owner in writing, and Owner shall respond to the request in writing, within fifteen (15) days following receipt of Manager's request. If Owner fails to respond to Manager's request within such fifteen (15) day period, Owner shall be deemed to have consented to the transfer.

                           B. Subject to the approved Annual Plan, all decisions with regard to the terms of employment, including but not limited to compensation, bonuses, fringe benefits, discharge and replacement of all Employees, will be made and implemented directly by Manager or through the general manager, department heads or any of their designees under the supervision of Manager.

                           C. Manager will enroll the Employees in Manager's employee benefits program (the "Benefits Program"). Manager will administer the Benefits Program in the same manner that it administers the Benefits Program at other hotels it operates. The




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     Hotel will be charged as an Operating Expense the cost of such Benefits
     Program under the same formula used to calculate the cost charged to other hotels Manager operates and such costs shall be set forth in the approved Annual Plan.

                           D. Manager will respond to organizational efforts by unions and in negotiating and implementing union agreements. With respect to Manager's employees, Manager will control the terms of any union contract and will not be required to take actions which will unreasonably increase Manager's liabilities pursuant to the union contract. Upon termination of this Agreement, Owner will assume Manager's obligations under the union contact with respect to any employees hired by Owner at that time.

                  2.03     Capital Replacements.

                           A. Owner agrees to establish an independent and segregated replacement reserve account with all interest earned thereon for the Hotel (the "Capital Replacement Reserve Account") to fund Capital Replacements in an amount equal to four percent (4%) of annual Gross Revenues from the Hotel beginning on January 1, 2001, net of amounts actually expended for Capital Replacements for the Hotel during any Operating Year beginning on January 1, 2001. The Capital Replacement Reserve Account will be funded separately by Owner by transferring on the tenth (10th) of each month a sum equal to four percent (4%) of Gross Revenues of the preceding month. Any funds escrowed pursuant to a Franchise Agreement or Mortgage and designated for Capital Replacements shall be deemed to be part of the Capital Replacement Reserve Account for the Hotel. Any funds escrowed pursuant to a Mortgage may be pledged as security for such Mortgage, which pledge may provide that, in the event of a default by Owner under the Mortgage, the escrowed funds may be applied to the balance of the loan secured by the Mortgage; provided, however, that in the event the holder of the Mortgage exercises such remedy, Owner shall be obligated immediately to deposit into the Capital Replacement Reserve Account any amount which may then be necessary to bring the funds in such account (together with any funds remaining in any other accounts of Owner dedicated for such purpose) up to the aggregate level required by this Section. The Capital Replacement Reserve Account for the Hotel may be commingled by Owner with similar accounts of Owner with respect to other hotel properties managed by Manager for Owner. Owner's obligation to fund the Capital Replacement Reserve Account shall be cumulative and any Capital Replacements with respect to the Hotel made by Owner or an Affiliate of Owner in connection with the purchase or during its period of ownership of the Hotel in excess of four percent (4%) of Gross Revenues on a cumulative basis shall be credited to the Capital Replacement Reserve Account for the Hotel. Furthermore, for purposes of determining compliance with the Capital Replacement expenditure requirements contained in this Agreement and in the Affiliated Management Agreements, all Capital Replacement expenditures made for the Hotel and the hotels managed pursuant to the Affiliated Management Agreements will be pooled, provided, however, that all such expenditures are made in accordance with an Annual Plan approved in accordance with\
     Section 3.02 of this Agreement and the Affiliated Management Agreements. All amounts in the Capital Replacement Reserve Account are the property of Owner. Manager shall have no interest in the Capital Replacement Reserve Account other than with respect to the funding of amounts in a Capital Budget approved by Owner in accordance with this Agreement.




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            B.       Proceeds (insurance or otherwise) received in reimbursement for expenditures previously charged to the Capital Replacement Reserve Account for Capital Replacements and all proceeds from the sale of any capital items determined by Manager and Owner to no longer be needed or appropriate for the operation of the Hotel or to be replaced, will be added to the Capital Replacement Reserve Account.

                  C. Owner will administer the Capital Replacement Reserve Account and will provide Manager with an accounting of said account, as to both the amounts spent and the timing of the expenditures, on a quarterly basis. The proceeds of the Capital Replacement Reserve Account will be applied to Capital Replacements in accordance with the approved Annual Plan.

         3.       ANNUAL PLAN.

                  3.01 Preparation and Submission. Owner and Manager acknowledge that the budgeting process is a critical factor to the successful operation of the Hotel and also a key communication link between the parties. Manager will submit to Owner, for its approval, not later than the dates indicated below the proposed annual plan for the Hotel (the "Annual Plan") comprised of the following:

           (A) no later than November 1 of the year prior to the applicable Operating Year (subject to final agreement on the Capital Budget described in Section 3.01(B) no later than October 10), a statement of the estimated gross revenues, gross expenses and gross operating profit for the Operating Year and prior year actual results, including Manager's good faith reasonable assumptions as to payroll costs, room rates and occupancies, which will reflect the estimated results of the operation during each month of the Operating Year (the "Operating Budget") and a marketing plan;

         (B) no later than September 15 of the year prior to the applicable Operating Year, budgets covering proposed expenditures for the coming Operating Year for Capital Replacements (the "Capital Budget").


                  Subject to Owner's right to receive the Minimum Return as set forth in Section 6.01 and the provisions of Section 13.01, Owner acknowledges that Manager's budgets and forecasts are management tools to be used solely for internal management purposes and do not represent performance standards or warranties of performance by Manager. In preparing all budgets and forecasts and the estimated profit and loss statements comprising the Annual Plan, Manager will use its good faith reasonable judgment and will base its estimates upon the most recent and reliable information available taking into account the location of the Hotel and Manager's experience in hotel operations. Subject to Owner's right to receive the Minimum Return as set forth in Section 6.01 and the provisions of Section 13.01, Manager expressly disclaims any warranty of or representations as to results of operations of the Hotel.


                  3.02 Owner's Approval. Within thirty (30) days following submission of





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     any components of the Annual Plan to Owner, Owner shall give Manager written notice either (a) that Owner approves such component of the Annual Plan or (b) indicating with reasonable specificity the respects in which Owner objects to such component of the Annual Plan; provided, however, that Owner's approval rights shall not apply with respect to non- discretionary budget items required by law such as impositions (subject to the right of the Owner to contest such impositions or other non-discretionary items). In the latter event, Owner and Manager shall act promptly, reasonably and in good faith to seek to resolve Owner's objections. In the event that Owner and Manager fail to reach agreement with respect to any material component of the Annual Plan within thirty (30) days after receipt of Owner's written notice, Manager and Owner shall refer any disputed Annual Plan matter to arbitration using procedures set forth in Section 15.02 below and each party shall endeavor to cause such arbitration to be completed as quickly as possible, but in any event not later than six (6) months following referral to arbitration. Pending the results of such arbitration or the earlier agreement of the parties, (i) as to any matters in the Operating Budget which have not been agreed upon, the Hotel will be operated in a manner reflecting the prior Operating Year's actual results adjusted by multiplying said number by the number obtained by dividing the average CPI for the twelve months ended on September 30 of the most recently completed Operating Year by the average CPI for the twelve months ended on September 30 of the prior Operating year, until a new Operating Budget is adopted, and (ii) if the Capital Budget has not been agreed upon, no Capital Replacements in dispute shall be made until the dispute is resolved. In the event Owner fails to deliver the notice set forth in this section, within the required time period, the component of the Annual Plan at issue shall be deemed approved. Owner shall be obligated to make all Capital Replacements which are pursuant to a Capital Budget which has been approved or deemed approved in accordance with the procedures set forth above.

                  3.03 Compliance with Annual Plan. Manager will use good faith reasonable efforts to comply with and operate the Hotel in accordance with the approved Annual Plan and will not incur any material additional expense or change materially the manner of operation of the Hotel without the written approval of Owner.

                  3.04 Agreement Limitations. Manager will not enter into any commitment on behalf of Owner requiring payments of amounts in excess of the amount set forth on Schedule I or requiring performance over a time period in excess of the period set forth on Schedule I without the prior written approval of Owner. Manager shall make no payments to Affiliates as Operating Expenses hereunder unless expressly set forth in the Operating Budget or otherwise expressly agreed to in writing by Owner in advance, in either case, after full written disclosure by Manager to Owner of the affiliation, competitive pricing and any other related information requested by Owner. Manager may provide Hotel rooms and services at the Hotel on a complimentary basis without charge or other consideration to employees of Manager or its Affiliates visiting the Hotel from outside the area in which the Hotel is located to the extent such practice does not decrease profitability, but Manager shall not provide such complimentary rooms or service as compensation to parties providing materials or services to the Manager or an Affiliate of Manager, unless it relates to a program in which Owner, as an AmeriSuites franchisee, is required to participate.





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                  3.05 Emergencies. The limitations of Sections 3.03 and 3.04 do not apply to emergency repairs or emergency actions. For the purposes of this Section 3.05, an emergency means an unforeseen circumstance that in the opinion of Manager requires immediate action which cannot be delayed in order to minimize injury to the Hotel or injury to any person or property, provided that Manager shall give Owner immediate notice of any such emergency action.

         4.       HOTEL ACCOUNTS; MAINTENANCE OF MINIMUM BALANCE.

                  4.01 Hotel Bank Accounts. Manager will select all banks with which the Hotel will conduct its various banking affairs, subject however, to Owner's approval, not to be unreasonably withheld. Manager will have no liability for any loss to Owner as a result of any bank insolvency or failure or as a result of any negligence or misconduct of the Bank or its employees. All funds received in the operation of the Hotel will be deposited into one or more special accounts bearing the name of the Hotel (the "Hotel Accounts") in the banks so selected. Subject to the provisions of Section 7, all amounts in the Hotel Accounts are the property of Owner. The Owner's funds will not be co-mingled with funds of the Manager or funds of other hotels managed by Manager. However, all of the Hotel's disbursements will be made out of a common corporate disbursement account along with disbursements for other hotels owned by the Owner, which will be funded only at the time of payment from the Hotel Accounts.

                  4.02 Minimum Balance. Upon establishment of the Hotel Accounts, the sum set forth on Schedule I (the "Minimum Balance") will be deposited in said Hotel Accounts from the cash flow of the Hotel and will be maintained throughout the Term of this Agreement. All funds in excess of the Minimum Balance will be transferred weekly to Owner each Friday by 12:00 p.m., eastern time. Notwithstanding this weekly distribution, said amounts nonetheless will be subject to adjustment in accordance with
     Section 6.01. Any additional funds necessary to maintain the Minimum Balance will be funded by Owner no later than one (1) business day following receipt of a notice to that effect from Manager.


         5.       BOOKS AND RECORDS.

                  5.01 Maintenance of Books and Records. Manager will keep complete and adequate books of account and such other records as are necessary to reflect the results of the operation of the Hotel on a calendar year basis. Manager will keep the books and records for the Hotel in all material respects in accordance with GAAP or the Uniform System of Accounts, on an accrual basis.

                  5.02 Location; Examination and Inspection. Except for the books and records which may be kept in Manager's home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotel will be the property of Owner and will be kept at the Hotel. All books and records will be available to Owner and its representatives upon reasonable request for examination, inspection and transcription.




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                  5.03 Owner to Receive all Books and Records Upon Termination.
     Upon any termination of this Agreement, all original books and records of all books and records not kept at the Hotels, will be turned over to Owner forthwith so as to ensure the orderly continuance of the operation of the Hotel, provided, however, Manager will at its expense be entitled to retain copies of all books and records wherever located.

                  5.04     Reports to Owner.

           A. Manager will deliver not later than the twentieth (20th) day of the month, a detailed (i) profit and loss statement showing the results of operation of the Hotel for the prior month and the year to date, with a comparison to the budgets contained in the then current Annual Plan and to prior year results; and (ii) balance sheet. Manager also shall prepare, monthly, for the Hotel, forecasts of occupancy, average daily rate ("ADR") and revenue per available room ("REVPAR") for that month, and other reports similar to those produced by Manager or its Affiliates for hotels they own. In addition, quarterly, Manager will provide Owner with a forecast for Gross Revenues and Gross Operating Profit less insurance and rent of furnishings for the remainder of the Operating Year.

           B. Costs of a certified audit or any other reports by an independent certified public accountant selected by Owner, if and when requested by Owner, will be an expense borne by Owner and will be coordinated by Manager.

             C. At Owner's request, Manager will further deliver financial reports required by third parties. All reasonable costs in producing these reports will be borne by Owner.

              D. At Owner's request, Manager agrees to meet with Owner via conference call to discuss the operating results of the Hotel on a monthly basis, and will comply with all reasonable requests to meet with Owner to discuss other issues.

          5.05 Final Accounting. Upon termination of this Agreement for any reason, Manager will promptly deliver to Owner, but will be permitted to retain a copy of, the following:

             (A) a final accounting, reflecting the balance of income and expenses of the Hotel as of the date of termination;

             (B) any balance or moneys in the Hotel Accounts, or elsewhere, held by Manager with respect to the Hotel (after payment or reservation with respect to all committed obligations), which balance will be distributed in accordance with the formula set forth in Section 6.01; and

             (C) all books and records of the Hotel (including those stored on computerized software), and all contracts, bookings, reservations, leases, receipts for deposits, unpaid bills and other records, papers or documents which pertain to the Hotel, and duplicate copies of the personnel records of employees of the hotel (provided Manager will




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     not be required to turn over computer software, but will provide all printouts from the software related to the Hotel).

                  5.06 Form of Reports. All reports will be in Manager's customary detail and form for managed properties and will be transmitted electronically to Owner in addition to hard copies being provided by mail. A sample of the currently used profit and loss statement is attached as
     Schedule III.

         6.       MANAGER'S RETURN AND EXPENSES; OWNER'S RETURN.

                  6.01     Manager's Return; Owner's Return.

                  A. For each Operating Year, Manager is entitled to a return (the "Manager's Return"), comprised of the Royalty Fee and Management Fee, equal to (i) twenty-five percent (25%) of the Excess Cash Flow for such Operating Year above or below the Threshold set forth on Schedule I, up to an amount equaling six and one-half percent (6.5%) of Gross Revenues for said Operating Year (the "Initial Cap"), plus (ii) ten percent (10%) of any portion of the Excess Cash Flow which causes the calculation set forth in subsection (i) to exceed the Initial Cap, but only in the event that the Initial Cap is a positive number.

                  B. For each Operating Year, Owner is entitled to a return (the "Owner's Return") equaling (i) the Threshold, plus (ii) seventy-five percent (75%) of the Excess Cash Flow above or below the Threshold, provided that, as to the portion of the Excess Cash Flow described in subsection A(ii) above, Owner is entitled to ninety percent (90%). Notwithstanding anything herein to the contrary, to the extent that Owner's Return is less than the Minimum Return described on Schedule I, Manager shall be obligated to fund the difference, said amount to be paid directly to Owner and not to be considered as Gross Revenue.

         Examples of the calculation of Manager's Return and Owner's Return under different scenarios are attached hereto as Schedule V.

                  C. The Manager's Return and Owner's Return will be calculated with respect to each separate, full or partial Operating Year during the term of this Agreement. To the extent that, for any given month, the weekly distributions to Owner pursuant to Section 4.02 do not equal at least one twelfth (1/12) of the Minimum Return, the balance of said portion of the Minimum Return will be paid to Owner by Manager on or before the tenth
     (10th) of the following month. One twelfth (1/12) of the budgeted Manager's Return will be paid to Manager monthly, on or before the tenth (10th) of the following month. The Manager's Return and the Owner's Return (less the Minimum Return paid for the applicable quarter) will be calculated on a year-to-date basis every four (4) months by prorating the Threshold using the percentage of budgeted Gross Operating Profit for the period over the budgeted Gross Operating Profit for the Operating Year, and paid within thirty (30) days after the end of each quarter, after adjustment for any prior payments described above.




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                  6.02 Reimbursement of Costs and Expenses. Owner will reimburse
     Manager for all costs and expenses incurred by Manager for Owner's account in the ordinary course of business in accordance with the approved Annual Plan under the terms and provisions of this Agreement and will include, but not be limited to the following:

                  (A) the salaries and wages, including costs of payroll taxes, bonuses, retirement plan contributions, fringe benefits, and related payroll items incurred with respect to Manager's employees assigned to the Hotel;

                  (B) Expenses for shared services and purchases (equitably allocated to each hotel benefiting from the shared services or purchases in a manner consistent with Manager's allocation policy uniformly applied to all managed hotels;)

                  (C) All tourist-class travel expenses, reasonable meals, and customary out of pocket expenses (i.e., telephone, fax and postage) for home office personnel (regional operations and sales managers), to the extent directly allocable to the Hotel and not to other business for such home office personnel and the salaries of such personnel for such time as such personnel are located at the Hotel and are performing full-time services for regular Hotel Employees.

                  6.03 Rebates and Discounts. Because of its purchasing power derived through its operations of its proprietary hotels, its management of hotels, and its franchising of hotels, Manager may from time to time negotiate rebates and discounts from the vendors of certain products and services. Manager agrees that the portion of such rebates and discounts allocable to the Hotel will be passed on to the Owner.



         7.       DISBURSEMENTS.

                  7.01 Priority of Payments. All Gross Revenues will be deposited in the Hotel Accounts as and when received. Manager is authorized to and will disburse on a current basis, on behalf of Owner, funds from the Hotel Accounts (to the extent available) in the following order of priority:
                  (A) Payment of payroll and payroll taxes and other employment costs identified in Section 6.02(a), including any sales and use taxes imposed on such costs;
                  (B) Payment of all remaining sales and use taxes, including sales and use taxes on fees and reimbursements to Manager;
                  (C)   Payment of all other Operating Expenses;
                  (D)   Payment of the cost of the insurance required under
                        Article 8 and rents under any Operating Leases;
                  (E) The Minimum Balance (to be maintained in the Hotel Accounts); and
                  (F)   Payment of the Owner's Return and Manager's Return.

                  Owner is solely responsible to pay from its own funds the real and personal property taxes, other impositions and mortgage debt service payments for the Hotel.

         8.       INSURANCE.

                  8.01 Maintenance of Insurance. Owner shall at all times keep the Hotel insured with the kinds and amounts of insurance described in
     Section 8.03 below and in accordance with any mortgage and the AmeriSuites Franchise Agreement. This insurance shall be written by qualified, solvent companies which can legally write insurance in the state in which the Hotel is located. The policies must name Owner and Manager as parties insured, as their interest may appear, with minimum deductibles customary in the industry. Losses shall be payable to Owner except as provided in Section 8.03(D). Subject to Section 8.11 below, any loss adjustment with respect to the insurance coverages set forth in items (A), (B) and (C) of Section 8.03 below shall be made by Owner acting in its sole and absolute discretion. Evidence of insurance shall be deposited with Manager.

                  8.02 Owner Methods of Obtaining Insurance. At its option, Owner may procure and maintain the insurance by (i) undertaking the procuring of insurance directly in its own name and behalf or (ii) agreeing to coverage under Manager's blanket policies in accordance with Manager's proposal at a price established by Manager.

                  8.03     Coverages..  The policies shall include:

                           (A) Building insurance of risks on the "Special Form" or "All Risk Form" in an amount not less than 100% of the then full replacement cost thereof (as defined in Section 8.05 below) or such other amount which is acceptable to Owner and Manager, and personal property insurance on the "Special Form" or "All Risk Form" in the full amount of the replacement cost thereof;

                           (B) Earthquake and flood insurance in reasonable and adequate amounts as reasonably determined by Owner;

                           (C) Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Hotel, in the minimum amount of $5,000,000 or in such greater amounts as are then customary or as may be reasonably determined by Owner from time to time;

                           (D) Loss of income and business interruption insurance on the "Special Form" or "All Risk Form", in the amount of at least one year of the Manager's Return and Owner's Return for the benefit of Owner and Manager, which business interruption proceeds, shall be paid into the Hotel Accounts and distributed in accordance with the formula set forth in Section 6.01;

                           (E) Commercial general liability insurance, with amounts not less than $10,000,000 covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, and liquor law or "dram shop" liability, if liquor or alcoholic beverages are served at the Hotel, with respect to Owner and Manager;

                           (F) Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the Hotel and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the state in which the Hotel is located at rates which are economically practicable in relation to the risks covered as may be reasonably determined by Owner;

                           (G) Fidelity bonds with limits and deductibles as may be reasonably determined by Owner, covering Manager's employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

                           (H) Workers' compensation insurance coverage for all persons employed by Manager at the Hotel. Such workers' compensation insurance shall be in accordance with the requirements of applicable local, state and federal law;

                           (I) Vehicle liability insurance for owned, non-owned, and hired vehicles, in the amount of $1,000,000; and

                           (J) Such other insurance as Owner and Manager may reasonably determine for facilities such as the Hotel and the operation thereof.

                  8.04. Responsibility for Premiums. All premiums shall be reflected in the approved Annual Plan and paid out of Gross Revenue pursuant to Section 7.01.

                  8.05. Replacement Cost. The term "full replacement cost" as used herein shall mean the actual replacement cost of the Hotel requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal. In the event either party believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Term of this Agreement, it shall have the right to have such full replacement cost re-determined.

                  8.06. Waiver of Subrogation. All insurance policies carried by Owner or Manager covering the Hotel, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

                  8.07. Form Satisfactory, etc. All of the policies of insurance referred to in this Article 8 shall be written in a form, with deductibles and by insurance companies reasonably satisfactory to the party to whom the benefit of the insurance runs in accordance with the terms of this Agreement. Owner shall deliver such policies or certificates thereof to Manager prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Owner to effect such insurance as herein called for, or to deliver such policies or certificates thereof to Manager at the times required, Manager shall be entitled, but shall have no obligation, to effect such insurance, the premiums for which will be paid in accordance with Section 8.04 below. Each insurer mentioned in this Article 8 shall agree, by endorsement of the policy or policies issued by it, or by independent instrument, that it will give to Owner and Manager thirty (30) days' written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

                  8.08. Increase in Limits. If either Owner or Manager at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Owner and Manager shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.

                  8.09. Blanket Policy. Notwithstanding anything to the contrary contained in this Article 8, Owner may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Owner; provided, however, that the coverage afforded to Owner and Manager will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 8 are otherwise satisfied.

                  8.10. Separate Insurance. Owner shall not on Owner's own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties have an insurable interest in the subject matter of the insurance, including in all cases Manager, are included therein as additional insured, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Agreement. Owner shall immediately notify Manager that Owner has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

                  8.11. Reports on Insurance Claims. Manager, with the assistance of Owner, shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation, and maintenance of the Hotel, any damage or destruction to the Hotel and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Owner. Manager shall not adjust, settle, or compromise any insurance loss, or execute proofs of such loss, with respect to the insurance coverages with respect to any casualty or other event without the prior written consent of Owner.

         9.       INDEMNITIES.

                  9.01 Indemnification of Manager. Owner will defend, indemnify and hold Manager harmless from and against any and all actions, suits, claims, penalties, losses, liabilities, damages and expenses, including attorney's fees arising out of Manager's performing the services to be performed by Manager in accordance with the terms of this Agreement , including (i) liabilities under statutes requiring notice as a prerequisite to the discharge of employees if Owner terminates this Agreement and (ii) liabilities arising with respect to any union contract related to the Hotel,) except claims based upon Manager's gross negligence or willful misconduct, failure to act in good faith, or action beyond the authority granted to Manager by this Agreement.

                  9.02 Indemnification of Owner. Manager will defend, indemnify and hold Owner harmless from and against any and all claims to the extent such claims arise on account of Manager's gross negligence, willful misconduct, failure to act in good faith, or action beyond the authority granted to Manager by this Agreement.

                  9.03 Participation in Settlement. Neither party will settle any matters subject to indemnification pursuant to this Article 9 where the liability exceeds $25,000 without the consent of the other party, such consent not to be unreasonably withheld.

                  9.04 Indemnified Parties. The indemnities contained in this Article 9 will run to the benefit of both Manager and Owner, and the directors, officers, partners, agents and employees of Owner and Manager and of their affiliates.

                  9.05 Certain Claims to be Operating Expenses. All costs and expenses including attorney's fees arising out of (i) claims of negligence against Hotel Employees or (ii) any proceeding before any state or federal employment commission, wages and hours commission, and union grievance committee, or any similar proceeding will be deemed an Operating Expense.

         10.      CONDEMNATION.

                  10.01    Definitions.

                           (A)      "Condemnation" means Taking resulting from
     (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Owner to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

                           (B) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

                           (C) "Award" means all compensation, sums or anything of value awarded paid or received on a total or partial Condemnation.

                           (D) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

                           (E) "Taking" means a taking or voluntary conveyance during the term of this Agreement of all or a part of the Hotel, or any interest therein, or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Hotel whether or not the same shall have actually been commenced.

                  10.02 Parties' Rights and Obligations. If during the Term there is any Condemnation of all or any part of the Hotel, the rights and obligations of Owner and Manager shall be determined by this Article 10.

                  10.03 Total Taking. If title to the fee of the whole of the Hotel is condemned by any Condemnor, this Agreement shall cease and terminate as of the Date of Taking by the Condemnor. If title to the fee of less than the whole of the Hotel is so taken or condemned, which nevertheless renders the Hotel Unsuitable or Uneconomic for its Primary Intended Use, Owner and Manager shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Agreement as of the Date of Taking. Upon such date, if such notice has been given, this Agreement shall thereupon cease and terminate. If this Agreement terminates pursuant to this Section 10.03, Owner shall pay Manager the Termination Fee, Manager will comply with the provisions of
     Section 5.05, and Owner shall be solely entitled to any Award.

                  10.04 Partial Taking. If title to less than the whole of the Hotel is condemned, and the Hotel is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Manager or Owner is entitled but neither elects to terminate this Agreement as provided in Section 10.03 above, Owner at its cost shall with all reasonable dispatch, but only to the extent of any condemnation awards, restore the untaken portion of the Hotel so that it constitutes a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Condemnation. If the condemnation awards are not adequate to restore the Hotel to that condition, each of Owner and Manager shall have the right to terminate this Agreement, without in any way affecting any other management agreements in effect between Owner and Manager, by giving notice to the other. Upon the date set forth in such notice, this Agreement shall thereupon cease and terminate, Owner shall pay Manager the Termination Fee, Manager will comply with the provisions of Section 5.05, and Owner shall be solely entitled to any Award.

         10.05 Temporary Taking. If the whole or any part of the Hotel is condemned by any Condemnor for its temporary use or occupancy, which nevertheless renders the Hotel Unsuitable or Uneconomic for its Primary Intended Use, Owner and Manager shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this

     Agreement as of the Date of Taking. Upon such date, if such notice has been given, this Agreement shall thereupon cease and terminate. If this Agreement terminates pursuant to this Section 10.05, Owner shall pay Manager the Termination Fee, Manager will comply with the provisions of
     Section 5.05, and Owner shall be solely entitled to any Award. If, however, the whole or any part of the Hotel is condemned by any Condemnor for its temporary use or occupancy, and the Hotel is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, this Agreement shall not terminate by reason thereof, and the Manager's Return and Owner's Return will continue to paid, at a rate equal to the average Manager's Return and Owner's Return during the last three (3) preceding Operating Years (or if three (3) Operating Years shall not have elapsed, the average during the preceding Operating Years) to the extent of any business interruption insurance and condemnation proceeds that are received by Manager. Except only to the extent that Manager may be prevented from so doing pursuant to the terms of the order of the Condemnor, Manager shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Manager to be performed and observed, as though such Condemnation had not occurred. In the event of any Condemnation as in this Section described, the amount of any Award made for such Condemnation, to the extent required to make all payments required under Section 7.01 herein, including the Manager's Return and Owner's Return as set forth above, shall be deposited in the Hotel Accounts and disbursed by Manager, with the balance to be retained by Owner. Owner covenants that upon the termination of any such period of temporary use or occupancy it will, at its sole cost and expense, restore the Hotel as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless such period of temporary use of occupancy extends beyond the expiration of the Term, in which case Owner shall not be required to make such restoration.

         11.      CASUALTY.

                  11.01 Insurance Proceeds. Subject to the provisions of Section 8.03(D) with respect to loss of income insurance and Section 11.06 below and the terms of any mortgage, all proceeds payable by reason of any loss or damage to the Hotel, or any portion thereof, and insured under any policy of insurance required by Article 8.03(A) through (C) and (F) above shall be settled or compromised by and paid to Owner and held in trust by Owner in an interest-bearing account, shall be made available, if applicable, for reconstruction or repair, as the case may be, of any damage to or destruction of the Hotel, or any portion thereof, and, if applicable, shall be paid out by Owner from time to time for the reasonable costs of such reconstruction or repair upon terms specified in this Agreement and such other reasonable terms and conditions specified by Owner consistent with the disbursement procedures for a construction loan of similar size and scope. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Hotel shall be paid to Owner. If neither Owner nor Manager is required or elects to repair and restore, and this Lease is terminated as described in Section 11.02 below, all such insurance proceeds shall be retained by Owner. All salvage resulting from any risk covered by insurance shall belong to Owner.

                  11.02. Reconstruction in the event of Damage or Destruction Covered by Insurance.

                           (A) Except as provided in Section 11.06 below, if during the Term the Hotel is totally or substantially destroyed by a risk covered by the insurance described in Article 8 above and the Hotel thereby is rendered Unsuitable for its Primary Intended Use, Owner shall, at Owner's option, either (1) restore the Hotel to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Agreement (subject to the provisions of Section 11.02(C) below), or (2) terminate this Agreement by written notice thereof to Manager. If Owner elects restoration of the Hotel, the insurance proceeds shall be paid out by Owner from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions, and any excess proceeds remaining after such restoration shall be paid to Owner. If Owner terminates this Agreement, Owner shall pay Manager the Termination Fee, Manager will comply with the provisions of Section 5.05, and Owner shall be entitled to retain all insurance proceeds.

                           (B) Except as provided in Section 11.06 below, if during the Term the Hotel is partially destroyed by a risk covered by the insurance described in Article 8 above, but the Hotel is not thereby rendered Unsuitable for its Primary Intended Use, Owner (with the cooperation of the Manager) shall restore the Hotel to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Agreement, subject to the provisions of Section 11.02(C) below. Such damage or destruction shall not terminate this Agreement. However, if, under this Section, Owner cannot within a reasonable time obtain all necessary government approvals, including building permits, licenses and conditional use permits, after diligent efforts to do so, to perform all required repair and restoration work and to operate the Hotel for its Primary Intended Use in substantially the same manner as that existing immediately prior to such damage or destruction and otherwise in accordance with the terms of this Agreement, Owner may (a) give Manager written notice of termination of this Agreement or (b) restore the Hotel using the proceeds of insurance. If Owner terminates this Agreement, Owner shall pay Manager the Termination Fee, Manager will comply with the provisions of Section 5.05, and Owner shall be entitled to retain all insurance proceeds. If Owner restores the Hotel, the insurance proceeds shall be paid out by Owner from time to time for the reasonable costs of such restoration, and any excess proceeds remaining after such restoration shall be paid to Owner.

                           (C) If the estimated cost of the repair or restoration exceeds the amount of proceeds received by Owner and Manager from the insurance required under Article 8 above, and then if Owner elects to make such repairs or restoration, Owner shall be obligated to contribute the amount of any loss which would have been insured but for Owner's failure to maintain insurance required by this Agreement.

                  11.03. Reconstruction in the Event of Damage or Destruction not Covered by Insurance. Except as provided in Section 11.06 below, if during the Term the Hotel is totally or substantially destroyed by a risk not covered by the insurance described in Article 8 above, whether or not such damage or destruction renders the Hotel Unsuitable for its Primary Intended Use, Owner at its option shall either (a) restore the Hotel to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Agreement, or (b) terminate this Agreement. If Owner terminates this Agreement, Owner shall pay Manager the Termination Fee and Manager will comply with the provisions of Section 5.05.

                  11.04. Abatement. Any damage or destruction due to casualty notwithstanding, this Agreement shall remain in full force and effect provided that the obligation of Manager to make payments and to pay all other charges required hereunder shall not abate during the period required for the applicable repair and restoration; provided that the Manager shall receive a credit against payment of Owner's Return and other charges in an amount equal to any loss of income insurance proceeds actually received by Owner pursuant to any loss of income insurance pursuant to Section 8.03(D) above.

                  11.05. Damage Near End of Term. Notwithstanding any provisions of Section 11.02 or 11.03 appearing to the contrary, if damage to or destruction of the Hotel rendering it unsuitable for its Primary Intended Use occurs during the last 24 months of the Term, then Owner shall have the right to terminate this Agreement by giving written notice to Manager within thirty (30) days after the date of damage or destruction, whereupon, Owner shall pay Manager the Termination Fee, Manager will comply with the provisions of Section 5.05, and this Lease shall automatically terminate five (5) days after the date of such notice and payment, without any further liability hereunder other than liabilities that expressly survive a termination of this Agreement.

         12.      DEFAULT.

                  12.01 Events of Default by Manager. If any one or more of the following events (individually, an "Event of Default") occurs:

                           (A) If an Event of Default occurs under any of the Other Management Agreements in the Cross Default Pool that includes this Agreement. All Affiliated Management Agreements (including this Agreement) shall be grouped together in chronological order in accordance with commencement date (or such other order agreed to in writing by Owner and Manager) in pools of up to as maximum of twenty Affiliated Management Agreements (each pool individually, a "Cross Default Pool") so that (i) no Cross Default Pool contains more than twenty Affiliated Management Agreements and (ii) no more than one Cross Default Pool contains fewer than twenty Affiliated Management Agreements. An Event of Default under any Affiliated Management Agreement shall constitute an Event of Default under all Affiliated Management Agreements in such Affiliated Management Agreement's Cross Default Pool, but shall not constitute an Event of Default in any other Affiliated Management Agreement not in such Affiliated Management Agreement's Cross Default Pool. In the event any Affiliated Management Agreement is removed from a Cross Default Pool and placed into a Collateralized Cross Default Pool, all of the Cross Default Pools will be reorganized so that all of the Cross Default Pools (excluding any Collateralized Cross Default Pools) contain a maximum of twenty Affiliated Management Agreements in chronological order of their commencement date and no more than one Cross Default Pool contains fewer than twenty Affiliated Management Agreements. In the event more than one Affiliated Management Agreement has the same commencement date, the chronological order of such Affiliated Management Agreements shall be as agreed to in writing between Owner and Manager and, absent such agreement, in alphabetical order in accordance with the city or county in which the Hotel is located. Upon entering into an Affiliated Management Agreement, the Owner and Manager shall execute and deliver a written agreement confirming which Affiliated Management Agreements are in which Cross Default Pool or Collateralized Cross Default Pool; or

                           (B) if Manager fails to make payment of the Owner's Return within ten (10) days after written notice from Owner that the same has become due and payable; or

                           (C) except as set forth in subsection (b) above, if Manager fails to observe or perform any other term, covenant or condition of this Agreement and such failure is not cured by Manager within a period of thirty (30) days after receipt by Manager of notice thereof from Owner, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case Manager shall have an additional reasonable period of time to cure such breach provided Manager proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; or

                           (D) if Manager shall file a petition in bankruptcy or reorganization for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Manager or any Affiliate of Manager as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Manager or any Affiliate of Manager shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within sixty (60) days after the entry of an order in respect thereof, or if a receiver of the Manager or any Affiliate of Manager or of the whole or substantially all of the assets of the Manager or any Affiliate of Manager shall be appointed in any proceedings brought by the Manager or any Affiliate of Manager or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Manager or any Affiliate of Manager shall not be vacated or set aside or stayed within sixty (60) days after such appointment; or

                           (E) if Manager is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, if Manager in any manner, permits the sale or divestiture of substantially all of its assets; or

                           (F) if the interest of Manager in this Agreement or any part thereof or any ownership interest in Manager is voluntarily or involuntarily transferred, assigned, conveyed levied upon or attached in any proceeding, except (A) where Manager is contesting such lien or attachment in good faith in accordance with the express terms of this Agreement, (B) transfer and the like of the ownership interest of the Manager in the case of a merger, consolidation or sale of all of the assets of Manager's parent corporation, Prime Hospitality Corp. ("Prime"), where the transferee or surviving entity is a reputable hotel management company with assets and a net worth comparable to Prime prior to such transaction) and (C) otherwise expressly permitted herein; or

                           (G) if, except as a result of damage, destruction or a partial or complete Condemnation, Manager (without the consent of Owner) voluntarily ceases operations of the Hotel for a period in excess of thirty (30) days; or

                           (H) if an Event of Default has been declared by the Franchisor under the Franchise Agreement with respect to the Hotel as a result of any action or failure to act by the Manager (other than a failure to complete a Capital Replacement required by the Franchisor resulting from Owner's failure to fund the cost of such Capital Replacement pursuant to
     Section 2.03 hereof) and Manager has failed, within thirty (30) days thereafter, to cure such default by either (1) curing the underlying default under the Franchise Agreement and paying all costs and expenses associated therewith, or (2) obtaining at Manager's sole cost and expense a substitute franchise license agreement with a substitute franchisor acceptable to Owner, on terms and conditions acceptable to Owner; provided, however, that if Manager is in good faith disputing an assertion of default by the Franchisor or is proceeding diligently to cure such default, the 30-day period shall be extended for such reasonable period of time as Manager continues during this period to dispute such default in good faith or diligently proceeds to cure such default and so long as there is no period during which the Hotel is not operated pursuant to a Franchise Agreement approved by Owner not to be unreasonably withheld; or

                           (I) Manager shall fail at any time in any Operating Year to have a tangible net worth, calculated in accordance with GAAP, in an amount equal to or in excess of an amount equal to twenty percent (20%) of the aggregate estimated Owner's Return for such Operating Year (as specified in the Annual Plan for such Operating Year) under this Agreement and any other Affiliated Management Agreements under which Manager or its Affiliate is the manager;

     then, and in any such event, Owner may exercise one or more remedies available to it herein or at law or in equity, including but not limited to its right to terminate this Agreement, or any other Management Agreement between Owner or an Affiliate of Owner, as owner, and Manager or any Affiliate of Manager, as manager, within the applicable Cross Default Pool.

                  12.02    Security Deposit

                           (A) Notwithstanding anything herein to the contrary, from time to time, at the option of Manager, in lieu of the capitalization requirement of Section 12.01(i) above, Manager may deposit and maintain with Owner a security deposit (the "Security Deposit") in the amount of twenty percent (20%) of the aggregate estimated Owner's Return for the then current Operating Year (as specified in the Annual Plan for such Operating
     Year) under this Agreement and any other Affiliated Management Agreement in the form of a letter of credit from a reputable, creditworthy financial institution, or a guaranty in the form attached hereto as Exhibit X from Prime Hospitality Corp., or its successors. The letter of credit shall be in the form of a clean sight letter of credit, but Owner covenants only to draw on the letter of credit in the event either (i) the Owner has obtained a judgment against the Manager for damages in the amount of such draw or (ii) the letter of credit is within thirty (30) days of expiration or other termination. The Security Deposit shall be held by the Owner, without interest due to the Manager, until either (i) all of the Manager's monetary obligations under this Agreement have been paid in full and Manager has performed all of its obligations under this Agreement or (ii) the Manager has a tangible net worth in the amount set forth in Section 12.01(I) above.

                           (B) If , at any time during the term of this Agreement, any Owner's Return or other cost which is Manager's obligation is not paid by Manager when due, or if the Manager fails to perform any of its obligations under this Agreement, the Owner may, at its option in addition to any other remedy under this Agreement, apply all or any part of the Security Deposit to the satisfaction of that judgment.

                           (C) If the Security Deposit, or any part thereof, is applied by the Owner as provided hereunder, upon written demand by the Owner, Manager shall pay to Owner forthwith an amount equal to the amount necessary to restore the Security Deposit to the amount required under
     Section 12.02(A) above. At the termination of this Agreement, if (i) all the Manager's monetary obligations have been paid in full and Manager has performed all of its obligations under this Agreement or (ii) upon Manager's maintenance of the tangible net worth requirement set forth in
     Section 12.01(i) herein, Owner shall return to Manager the Security Deposit. Owner shall have the right to transfer the Security Deposit to any purchaser or mortgagee of the Hotel, and upon any such transfer the Owner shall be discharged from any further liability with respect thereto.

                  12.03 Owner Default. If Owner fails to observe or perform any term, covenant or condition of this Agreement or the AmeriSuites Franchise Agreement and such failure is not cured by Owner within a period of thirty
     (30) days after receipt by Owner of notice thereof from Manager, unless such failure cannot with due diligence be cured with a period of thirty
     (30) days, in which case it shall not be deemed an "Owner Default" if Owner proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof, then Manager may exercise one or more remedies available to it herein or at law or in equity, including, but not limited to its right to terminate this Agreement; provided, however, that such Owner Default shall not constitute an Owner Default or other breach under any of the other Affiliated Management Agreements and Manager shall have no rights or remedies with respect to the other Affiliated Management Agreements as a result of an Owner Default under this Agreement.

                  12.04 Unavoidable Delay. No Event of Default under Section 12.01(C) or Owner Default under Section 12.03 (other than a failure to make a payment of money) shall be deemed to exist during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Owner or Manager, as the case may be, remedies such default or Event of Default or Owner's Default without further delay.


                  12.05    Damages.

           (A) In the event of Owner's termination of this Agreement due to an Event of Default by Manager hereunder, Manager forthwith shall pay to Owner any Owner's Return due and payable with respect to the Hotel to and including the date of termination. Furthermore, Manager shall forthwith pay to Owner, as and for liquidated and agreed current damages for Manager's default, (i) the worth at the time of termination, of the amount by which the unpaid Owner's Return for the balance of the Term after the time of termination, exceeds the amount of such loss of return that Manager proves could be reasonably avoided and as reduced for any return received by Owner after the time of termination, if and to the extent required by applicable law and (ii) any other amount necessary to compensate Owner for all the detriment proximately caused by Manager's failure to perform its obligations under this Agreement or which in the ordinary course of things, would be likely to result therefrom. The worth at the time of termination of the amount referred to in subparagraph (i) herein is computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus 1%. For purposes of said subparagraph
     (i), the Owner's Return shall be a sum equal to (x) the average of the annual amounts of the Owner's Return for the three (3) Operating Years immediately preceding the Operating Year in which the termination takes place or (y) if three (3) Operating Years shall not have elapsed, the average of the Owner's Return during the preceding Operating Years during which the Agreement was in effect, or (z) if one (1) Operating Year has not elapsed, the amount derived by annualizing the Owner's Return from the Commencement Date.

           (B) In the event of Manager's termination of this Agreement due to an Owner Default hereunder, Owner forthwith shall pay to Manager, as and for liquidated and agreed current damages for an Owner Default, the termination fee set forth on Schedule I (the "Termination Fee"). No termination by Manager pursuant to this Article 12 will affect the rights and obligations of Owner under the AmeriSuites Franchise Agreement which shall remain in full force and effect unless separately terminated in accordance with its terms.

                  12.06 Litigation Costs. If litigation is commenced with respect to any alleged default under this Agreement, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith.

         13.      OWNER'S TERMINATION WITHOUT AN EVENT OF DEFAULT.

                  13.01    Without Payment of Termination Fee.

                 (A) Effective beginning with the Operating Year commencing January 1, 2002, Owner may terminate this Agreement, but not the AmeriSuites Franchise Agreement (notwithstanding anything in this Agreement or the AmeriSuites Franchise Agreement to the contrary), without the payment of any Termination Fee if, unless caused by Unavoidable Delays, Manager fails to achieve (i) one hundred percent (100%) of the annual budgeted Gross Operating Profit absolute dollar amount and (ii) at least ninety percent (90%) of the annual budgeted Gross Operating Profit percentage, each as set forth in the approved

     Annual Plan for any given Operating Year (a "GOP Failure"), provided, however, that any such termination right must be exercised by Owner by delivering, within ninety (90) days following the end of such Operating Year, not less than thirty (30) days written notice of termination to Manager, and provided further that Manager shall have the right, but not the obligation, to cure a GOP Failure within such thirty (30) day period by paying to Owner the amount necessary to cause either the GOP percentage or the GOP dollar amount, whichever is less, to meet the applicable performance standard set forth above, said amount to be paid directly to Owner and not to be considered as Gross Revenue. In the event that Owner fails to deliver written notice of termination within the aforesaid ninety
     (90) day period, or in the event that Manager cures a GOP Failure as aforesaid, Owner's right to terminate this Agreement pursuant to this subsection (a) shall be waived as to the GOP Failure at issue. Notwithstanding the foregoing, however, in the event that a GOP Failure occurs for any three (3) consecutive Operating Years, and irrespective of whether Manager is willing to cure all such GOP Failures, Owner nonetheless shall have the option to either accept Manager's cure or to terminate this Agreement provided, however, that any such termination right must be exercised by Owner by delivering, within ninety (90) days following the end of such third consecutive Operating Year, not less than thirty (30) days written notice of termination to Manager. In the event that Owner fails to deliver written notice of termination within such ninety (90) day period, Owner's right to terminate this Agreement pursuant to the foregoing sentence shall be waived as to the GOP Failure at issue.

                 (B) Owner may terminate this Agreement and the AmeriSuites Franchise Agreement without the payment of any Termination Fee if, unless caused by Unavoidable Delays, the Competitive Set REVPAR Index, as reported by the STR reports prepared by Smith Travel Research, is below the level indicated on Schedule I for any Operating Year (a "REVPAR Termination Event"), provided, however, that any such termination right must be exercised by Owner by delivering, within ninety (90) days following the end of such Operating Year, not less than thirty (30) days written notice of termination to Manager, and provided further that Manager shall have the right, but not the obligation, to cure the REVPAR Termination Event within such thirty (30) day period by paying to Owner an amount equal to the amount of Owner's Return Owner would have received for such period had the performance of the Hotel met the criteria provided earlier in this sentence (said amount to be determined by multiplying (i) the amount of revenue needed to meet the REVPAR Index by (ii) a sum equaling the Gross Operating Profit for the Operating Year divided by Gross Revenues for the Operating
     Year) minus the amount of Owner's Return Owner actually received for such period, said amount to be paid directly to Owner and not to be considered as Gross Revenue. In the event that Owner fails to deliver written notice of termination within the aforesaid ninety (90) day period, or in the event that Manager cures a REVPAR Termination Event as aforesaid, Owner's right to terminate this Agreement pursuant to this subsection (B) shall be waived as to the REVPAR Termination Event at issue. The STR Competitive Set (as reported by the STR reports prepared by Smith Travel Research) used for REVPAR index comparisons will be that set forth on Schedule VI, and no changes in such competitive set will be made unless both parties agree. Notwithstanding anything in this Section 13.01(B) to the contrary, however, in the event that twenty-five percent (25%) or more of the guest rooms are taken out of service at the same time for thirty (30) days or more due to major renovation work, the year-end property

     REVPAR shall be recalculated after subtracting the rooms out of service for renovation from the total available rooms for the year, as illustrated in the example set forth on Schedule VII attached hereto.


                           (C)  Intentionally Omitted.

              (D) Owner's sole remedy in the event of any failure to meet a performance standard pursuant to Section 13.01 (A), or (B) above (each a "Performance Standard") shall be the termination of this Agreement in accordance with this Section (absent any other Event of Default for which the Owner retains all its rights and remedies). Neither the failure to meet any performance standard under this Agreement nor the termination of this Agreement by Owner solely upon the failure to meet a Performance Standard shall cause a default or Event of Default under this Agreement or under any other Affiliated Management Agreement. Owner shall not incur any Termination Fee as a result of a termination of this Agreement under this Section.

              (E) For purposes of Section 13.01, "Unavoidable Delays" shall be deemed to specifically include those occurrences described in Section 14.38 and, also, (i) Owner's failure to make ninety percent (90%) of budgeted Capital Expenditures in absolute dollar amount and to reasonably comply with the budgeted timing of those expenditures; (ii) any arbitration concerning the Capital Budget extending into the Operating Year in which the disputed Capital Budget is to be implemented if the occurrence or the results of such arbitration materially alters the scope or the timing of the Capital Budget; and (iii) with regard to Section 13.01(A), twenty-five percent (25%) of the guest rooms being taken out of service at the same time for thirty (30) days or more due to major renovation work, unless such renovation is anticipated in the approved Capital Budget.

                  13.02    With Payment of Termination Fee.

               (A) Owner may terminate this Agreement at any time by giving Manager sufficient notice to comply with all applicable laws, including laws governing notification to employees (but not less than thirty (30) days notice in any event) including with its notice payment of the Termination Fee, together with the balance due of any and all amounts due Manager earned through the date of termination.

               (B) Anything herein to the contrary notwithstanding, Owner shall have no right to terminate this Agreement under Section 13.02(a) above prior to July 1, 2003, if this Agreement, when added to all other Affiliated Management Agreements previously terminated either under Section 13.02(a) or Article 16 or as a result of a material event of default by Owner (after applicable notice and cure rights) would cause the number of Affiliated Management Agreements so terminated to exceed three. It is the intention of Owner that the total number of Affiliated Management Agreements executed simultaneously herewith which may be terminated prior to July 1, 2003 for such reasons shall not exceed three. Nothing shall limit Owner's right to terminate this Agreement under Articles 10 or 11 or Sections 12.01 or 13.01, regardless of any terminations of any Affiliated Management

     Agreements.

         14.      DEFINITIONS.

                  14.01 "Affiliate" means, with regard to any Person, (a) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any other Person that owns, beneficially, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock, shares or equity interests of such Person, or
     (c) any officer, director, employee, partner or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such Person).

                  14.02 "Affiliated Management Agreements" means this Agreement and any other management agreements between Owner or an Affiliate of Owner and Manager or an Affiliate of Manager for a hotel property.

                  14.03 "AmeriSuites Franchise Agreement" means the franchise agreement of even date herewith between Owner and Manager's Affiliate, AmeriSuites Franchising, Inc. relating to the Hotel.

                  14.04 "Annual Plan" has the meaning contained in Section 3.01.

                  14.05 "Capital Replacement Reserve Account" has the meaning contained in Section 2.03A.

                  14.06 "Capital Replacements" means capital improvements to the Hotel, determined in accordance with GAAP, to (A) the external walls and internal load-bearing walls (other than windows and plate glass) of the Hotel; (B) the roof of the Hotel; (C) private roadways, parking areas, sidewalks and curbs appurtenant thereto (other than cleaning, patching and striping); (D) mechanical, electrical and plumbing systems that service common areas, entire wings of the Hotel or the entire Hotel, including conduit and ductware connected thereto; and (E) items of the types contained on Schedule IV.

                  14.07 "Commencement Date" means the date contained on Schedule I.

                  14.08 "CPI" means the "Consumer Price Index" published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Consumers (1982-1984 = 100)(CPI-U).

                  14.09 "Cross Default Pool" means Pools of Affiliated Management Agreements that are cross defaulted pursuant to Section 12.01(a) hereunder.

                  14.10   "Employees" has the meaning contained in Section 2.02.

                  14.11 "Excess Cash Flow" means Gross Operating Profit, less the cost of the insurance coverages described in Article 8 and rents under Operating Leases in existence as of the Commencement Date.

                  14.12 "Excluded Revenues" means (i) any gratuity or sales charges added to a customer's bill, which are payable to Hotel employees,
     (ii) sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or other similar taxes, (iii) proceeds from the sale or refinancing of the Hotel, (iv) abatement of taxes, (v) proceeds of insurance, except business interruption insurance and (vi) Telecom Revenues.

                  14.13           "Expiration Date" has the meaning contained in
     Section 1.02.

                  14.14 "Franchise Costs" means expenditures for compliance with the requirements of the Franchisor of the Hotel, including without limitation payment of royalties, marketing contributions, and reservation system fees, but excluding the cost of compliance with Franchisor's operating standards requiring Capital Replacements. Notwithstanding the foregoing, for so long as both this Agreement and the AmeriSuites Franchise Agreement remain in full force and effect, no separate royalty fee will be due under the AmeriSuites Franchise Agreement, the same being included in the Manager's Return hereunder.

                  14.15 "Franchisor" means the hotel franchise company licensing the use of the Hotel name, if any.

                  14.16 "GAAP" means U.S. generally accepted accounting principles.

                  14.17 "Gross Operating Profit" means Gross Revenues less Operating Expenses.

                  14.18 "Gross Revenues" means all revenues of the Hotel and all its uses of every nature and kind regardless of source, excluding Excluded Revenues. By way of illustration but not limitation, Gross Revenues will include:

                           (A) The amount received as payment for the use and occupancy of all guest rental units;

                           (B) The amount received as payment for the use and occupancy of all meeting rooms, banquet function rooms, and public areas;

                           (C) All revenues derived from the sale of food and other edibles in restaurants, lounges, meeting rooms, banquets, guest rooms and any other location at the Hotel;

                           (D) All revenues derived from the sale of liquor, beverages, and other potables in restaurants, lounges, meeting rooms, banquets, guest rooms, and any other location at the Hotel;

                           (E) All revenues derived from the use of telephone in guest rooms or in publi areas;

                           (F) All revenues derived from leases, subleases, concessions, vending, valet services, swimming pool memberships, banquet extras, movies or income of a similar or related nature; and

                           (G)      Proceeds of business interruption insurance.

                  14.19  "Hotel" means the hotel described on Schedule I.

                  14.20 "Hotel Account(s)" has the meaning contained in Section 4.01.

                  14.21 "Legal Requirements" means all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or hereafter may be applicable to the Hotel and its operation.

                  14.22 "Manager" means Oradell Holding Corp., or its successor.

                  14.23 "Manager's Return" has the meaning contained in Section 6.01.A.

                  14.24 "Management Fee" means the amount, if any, by which the Manager's Return exceeds four percent (4%) of Gross Revenues.

                  14.25 "Minimum Balance" has the meaning contained in Section 4.02.

                  14.26 "Minimum Return" has the meaning contained in Section 6.01.B.

                  14.27 "Operating Equipment" means all china, glassware, linens, silverware and uniforms used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel.

                  14.28 "Operating Expenses" means any and all amounts paid or expenses incurred in connection with the operation of the Hotel, as determined in accordance with GAAP or the Uniform System of Accounts for Hotels, but excluding the Manager's Return, taxes (other than the sales and use and payroll taxes described below), interest, principal, and other payments on any debt or other obligation for borrowed money, including debt service on any mortgage debt, and non-cash items such as depreciation. By way of illustration but not limitation, Operating Expenses include:

                           (A) Salaries, wages, payroll taxes, bonuses and employee benefits and payroll processing fees.

                           (B)    Legal, accounting and other professional fees.

                           (C)      Fees for licenses and permits.

                           (D) Costs of Operating Supplies including sales and use taxes imposed thereon.

                           (E) Costs of Operating Equipment including sales and use taxes imposed thereon.

                           (F)      Franchise Costs.

                           (G) Department expenses not otherwise itemized above directly related to rooms, food, beverage, telephone, and other segregated outlets.

                           (H) Expenses not attributed to a specific department in the ordinary course and not otherwise itemized above including administrative and general; advertising, sales and promotion; heat, light and power; and repairs and maintenance (but not of Capital Replacements).

                  14.29 "Operating Leases" means leases of personal property and equipment which, if not leased, would be purchased and classified as Capital Replacements.

                  14.30 "Operating Supplies" means consumable items used in or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, including but not limited to food and beverages, fuel, soap, cleaning material, matches, stationery and other similar items.

                  14.31 "Operating Year" means each twelve month period commencing on the first day of January (except for the first year, which will commence on the Commencement Date), and ending on the subsequent December 31 (except for the last year which will end on the date of termination, whether by expiration of the term of the Agreement or otherwise).

                  14.32 "Owner" means the entity identified on Schedule I or its successors.

                  14.33 "Owner's Return" has the meaning described in Section 6.01B.

                  14.34 "Royalty Fee" means the amount of Manager's Return up to and including four percent (4%) of Gross Revenues.

                  14.35 "Telecom Revenues" has the meaning described is Section 15.03.

                  14.36 "Termination Fee" has the meaning contained in Section 12.05

                  14.37 "Threshold" has the meaning contained in Section 6.01.A.

                  14.38 "Unavoidable Delays" means delays due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other similar causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Agreement or any guaranty of this Agreement.

                  14.39 "Uneconomic for its Primary Intended Use" means a state or condition of the Hotel such that, in the good faith judgment of Owner and Manager, reasonably exercised, the Hotel cannot be operated on a commercially practicable basis for hotel purposes and such other uses as may be necessary or incidental thereto, taking into account, among other relevant factors, the number of usable rooms and projected revenues and expenses.

                  14.40 "Uniform System of Accounts" means the Uniform System of Accounts for Hotels (Eighth Revised Edition, 1986) as revised from time to time; but not any subsequent revisions unless approved by both Owner and Manager in writing.

                  14.41 "Unsuitable for its Primary Intended Use" means a state or condition of the Hotel such that, in the good faith judgment of Owner and Manager, reasonably exercised, due to casualty damage or loss through Condemnation, the Hotel cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel.

         15.      GENERAL PROVISIONS.

                  15.01 Estoppel Certificates. Owner and Manager each, upon at least ten (10) days' notice, will execute and deliver to the other, and to any third party having, or about to have a bona fide interest in the Hotel, a written certificate stating that this Agreement is unmodified and in full force and effect, or if not, stating the details of any modification, and stating that as modified it is in full force and effect, the date to which payments have been paid, and whether there is any existing default on the part of the other.

                  15.02 Arbitration. Except as otherwise expressly provided herein, in the event a dispute should arise concerning the interpretation or application of any of the provisions of this Agreement, the parties agree that the dispute shall be submitted to arbitration of the American Arbitration Association ("AAA") under its then prevailing rules, except as modified by this provision. The arbitration panel shall be formed of three
     (3) arbitrators each of which shall have at least five (5) years' experience in hotel operation, management or ownership, one (1) to be appointed by each of Owner and Manager and the third to be appointed by the AAA. The arbitration shall take place in the county in which the Hotel is located and shall be conducted in the English language. The arbitration award shall be final and binding upon the parties hereto and subject to no appeal, and shall deal with the question of costs of arbitration and all matters related thereto. Judgment upon the award rendered may be entered into any court having jurisdiction, or applications may be made to such court for an order of enforcement. Any arbitration under this provision shall be submitted within three (3) months following the notice which triggers the arbitration, and shall be concluded within six (6) months thereafter. In the event either of the foregoing deadlines are missed, either party may proceed to commence a court proceeding to resolve the dispute.

                  15.03 Telecommunications Leases and Licenses. Notwithstanding anything in this Agreement to the contrary, Owner, without the consent of Manager, shall have the right to lease or license portions of the Hotel for telecommunications and similarly related facilities, or other uses, to the extent such leases and licenses do not materially interfere with operations of the Hotel. Any profits from such leases and licenses ("Telecom Revenue") shall be paid fifty percent (50%) to the Owner and fifty percent (50%) to Manager. Telecom Revenue shall not be treated as Gross Revenue. [NOTE: ONLY APPLIES TO FIRST 10 HOTELS, FOR REMAINING HOTELS, AGREEMENT WILL PROVIDE THAT 100% GOES TO OWNER].

                  15.04 No Partnership or Joint Venture. Nothing contained in this Agreement will be construed to be or create a partnership or joint venture between Owner, any affiliate of Owner, its successors or assigns, on the one part, and Manager, any affiliate of Manager, its successors and assigns, on the other part.

                  15.05 Modifications and Charges. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith, or by its duly authorized agent.


                  15.06 Understandings and Agreements. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager's management of the Hotel.

                  15.07 Headings. The article and Section headings contained herein are for convenience or reference only and are not intended to define, limit or describe the scope or intent of any provisions of this Agreement.

                  15.08 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, will survive any such termination.

                  15.09 Third Parties. None of the obligations of this Agreement of either party will run to or be enforceable by any party other than the party to this Agreement or its assignee pursuant to the terms of this Agreement. Owner is expressly authorized to assign its rights under this Agreement to any mortgagee of the Hotel.

                  15.10 Waivers. No failure by Manager or Owner to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach of this Agreement will constitute a waiver of any breach or any subsequent breach of the covenant, agreement, term or conditions. No covenant, agreement, term or condition of this Agreement and no breach of this Agreement will be waived, altered or modified, except by written instrument. No waiver of any breach will affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement will continue in full force and effect with respect to any other then existing or subsequent breach.

                  15.11 Applicable Law. This Agreement will be construed and interpreted by, and be governed by, the laws of the State of New York.

                  15.12 Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder, or which are to be given with respect to this Agreement, will be in writing sent by registered or certified mail, postage prepaid, return receipt requested, by a reputable overnight delivery service such as Federal Express, or by facsimile transmission, provided that a simultaneous copy of the faxed notice is sent via overnight delivery, addressed to the party to be so notified as set forth on Schedule I. Any notice will be deemed delivered when received or receipt rejected. Notices may also be delivered by hand, or by special courier, if, in either case, receipt is acknowledged by the addressee. Any notice delivered by hand, or by special courier, will be deemed delivered when received. Either party may at any time change the addresses for notices by written notice to the other party.

                  15.13 Binding Effect. This Agreement will be binding upon and will inure to the benefit of the successors in interest and the assigns of the parties hereto, provided that no assignment, transfer, sale, pledge, encumbrance, mortgage, lease or sublease by or through Manager or by or through Owner, as the case may be, in violation of the provisions of this Agreement, will vest any rights relative to this Agreement in the assignee, transferee, purchaser, secured party, mortgagee, pledgee, lessee, sublessee or occupant, or will diminish, reduce or release the obligations of the parties hereto.

                  15.14 Confidentiality. Manager and Owner agree that the contents of this Agreement will not be disclosed to any other individual or entity (except as directed by law or judicial order), provided, Owner may disclose the contents of this Agreement to (i) its partners and limited partners, or shareholders and directors, if a corporate partner, and (ii) individuals or entities providing, or proposing to provide, financing to Owner.

                  15.15 Non-Solicitation of Manager's Employees. Owner agrees that it will not for a period of two (2) years from the date of expiration or earlier termination of this Agreement, directly or indirectly (i) solicit (other than general solicitations made to the public at large) the employment of any key employee of the Manager or (ii) hire any key employee of the Manager or any former key employee whose employment with the Manager has ceased within 180 days of such solicitation or hire. The term "key employee" includes regional employees such as regional vice presidents, regional directors of sales, and district managers, and on-site employees such as hotel general managers and hotel directors of sales. Owner and Manager agree that Manager will suffer substantial damage as the result of the loss of trained, experienced, supervisory personnel and that Owner's agreement contained in this Section 15.15 is a material consideration. Further, Owner and Manager acknowledge that

     Manager's damages as a result of Owner's breach of this provision are substantial but are difficult to ascertain. Therefore, Owner and Manager agree to provide for liquidated damages in the sum of $100,000.00, representing Owner's and Manager's best estimate as to the damages arising from each separate breach of this Section by Owner, and not as a penalty or forfeiture. Owner and Manager agree that such liquidated damages are in lieu of any other remedy and that the solicitation and/or employment of each individual in violation of this Section 15.15 will constitute a separate breach and give rise to a separate damage award. Owner will cause its affiliates to comply with the provisions of this Section 15.15.

                  15.16. Conflicts. In the event of any conflicts between the terms of this Agreement and the AmeriSuites Franchise Agreement, the terms of this Agreement shall control.

         16.      RIGHT OF FIRST OFFER.

                  16.01. Right of First Offer. In the event that Owner desires to sell its interest in the Hotel, Owner shall first offer to Manager by written Notice (the "Offer Notice") the opportunity to acquire the Hotel at the price at which Owner intends to offer the Hotel (the "Offer Price"). In the event that Manager elects in writing, within thirty (30) days following receipt of such Offer Notice, to acquire the Hotel at the Offer Price, Owner shall be obligated to sell the Hotel to Manager or its nominee at the Offer Price, and the closing of said sale shall be consummated within fifteen (15) days following Manager's election in accordance with the provisions of Article. Upon such sale, this Agreement shall terminate with respect to the Hotel as if such date were the fixed expiration date set forth in this Agreement, without any further obligation of either party to the other, other than any accrued obligations hereunder or any other obligations that expressly survive the termination of this Agreement. The provisions of this Article 16 shall not apply to any sale, transfer or conveyance by Owner of any interest in the Hotel to any Affiliate of Owner.

                  16.02. Sale of Hotel by Owner. In the event Manager does not elect to acquire the Hotel in accordance with the preceding paragraph, Owner shall be permitted to sell the Hotel to a third party at a price equal to or greater than 100% of the Offer Price. In calculating the 100% as stated herein, only the stated purchase price shall be relevant and no adjustments offered to Manager shall be considered in respect of the other terms or conditions of the proposed sale. If Owner desires to accept a third party offer at less than 100% of the Offer Price, Owner shall first offer to Manager by a new Offer Notice the opportunity to acquire the Hotel at said lower price. If Manager elects to purchase the Hotel at the lower price, Manager must do so by delivering written notice to that effect to Owner within fifteen (15) days following receipt of the new Offer Notice or its right to purchase the Hotel at the lower price will be waived, but only as to the third party offer at issue. If Manager does not elect to purchase the Hotel and Owner proceeds with such third party sale, but such sale is not consummated within six months after the delivery of the Offer Notice, Owner shall be obligated to repeat the procedure set forth in the preceding paragraph. If such sale is consummated, this Agreement shall terminate as of the closing date of such sale, subject, however, to the terms of Section 13.02(B) herein.

                  16.03 Termination of Management Agreement. Upon termination of this Management Agreement pursuant to Section 16.02 above, this Agreement shall be of no further force and effect except as to any obligations existing as of such date that survive termination of the Agreement, and the Manager's Return and Owner's Return shall be adjusted as of such date. As compensation for the early termination of this Agreement, Owner shall pay to Manager the Termination Fee set forth on Schedule I. No Termination Fee shall be payable where (i) such sale by Owner is made subject to this Agreement and the AmeriSuites Franchise Agreement (and Manager shall attorn to such purchaser) or (ii) Owner causes such purchaser to offer Manager a management agreement on economic and other material terms at least as advantageous to the Manager as the economic and other material terms of this Agreement and Prime or its successor or assign remains as Franchisor.

         17.      SUBORDINATION.

                  17.01. Subordination. Subject to the terms of a mutually acceptable lender- manager agreement, this Agreement, but not the AmeriSuites Franchise Agreement, shall be subordinate to any mortgage encumbering the Hotel, and Manager agrees to enter into such a lender-manager agreement with respect to the Hotel, which agreement shall contain reasonable lender-manager provisions, including, without limitation, Manager's acknowledgment that its real estate interest in and to the Hotel, if any, created by this Agreement is subordinate to any mortgage encumbering such Hotel, including providing any purchaser of such Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement, but not the AmeriSuites Franchise Agreement, with respect to the Hotel; provided, however, in no event will Manager agree to subordinate or waive its right to receive fees, reimbursements or indemnification payments under this Agreement arising prior to termination (but (a) if this Agreement is terminated by the lender or such purchaser with respect to such Hotel, Manager shall not look to the Lender for payment of such fees, reimbursements or indemnification payments and Manager's right to receive the Management Fee, but not any other fees, reimbursements or indemnification payments, shall be subordinated to the lender's rights and (b) if this Agreement is not terminated by the lender or such purchaser with respect to such Hotel, then all such fees, reimbursements or indemnification payments shall be payable by the lender or such purchaser).



         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year specified on Schedule I.

                                           OWNER:


                                           By:_________________________________


                                           PRIME HOSPITALITY CORP.


                                           By:_________________________________

                                   SCHEDULE I
                               TERMS OF AGREEMENT


     1.  DATE OF AGREEMENT:
         -----------------

     2.  DESCRIPTION OF HOTEL (Preamble):
                  AmeriSuites
                  Tampa Airport/Westshore
                  4811 West Main Street
                  Tampa, Florida 33607-4501

     3.  COMMENCEMENT DATE (Section 1.02):
                  July 1, 2001

     4.  EXPIRATION DATE (Section 1.02):
                  December 31, 2007

     5.  AGREEMENT LIMITATIONS (Section 3.04):

         Maximum Amount:  $25,000
         Time Period:     1 year

     6.  MINIMUM BALANCE(Section 4.02):
         $30,000

7.       MINIMUM RETURN (Section 6.01):
         $1,169,291 for the 2001 Operating Year (to be prorated for the partial year), with said amount to be adjusted annually by multiplying (a) the Minimum Return for the most recently ended Operating Year times (b) the number obtained by dividing the average CPI for the twelve months ended on September 30 of the most recently completed Operating Year by the average CPI for the twelve months ended on September 30 of the prior Operating Year.

8.       THRESHOLD (Section 6.01):
         $1,638,258 for the 2001 through 2004 Operating Years; $1,679,214 for the 2005 through 2007 Operating Years.

9.       TERMINATION FEE (Section 12.05(B)):
         The Termination Fee will be a sum equal to (a) fifty percent (50%) of the Management Fee for the twelve (12) full calendar months immediately preceding the date of termination times (b) the number of Operating Years or partial Operating Years remaining in the Term of the Agreement, exclusive of any renewal term unless the Term has been renewed in accordance with Section 1.03 hereof. If the

         Termination Fee, as calculated pursuant to this paragraph, is less than zero, the Termination Fee will be zero.

10.      REVPAR INDEX LEVEL (Section 13.01(B)):
         115.0

11.      OWNER (Section 14.33):
         EQI Financing Partnership V, L.P.

12.      NOTICES (section 15.12):

         Manager:                   Oradell Holding Corp.
                                    C/O Prime Hospitality  Corp.
                                    700 Route 46 East
                                    Fairfield, New Jersey 07004
                                    Fax:  (973) 882-76351010
                                    Attention:  Vice President - Finance

         With a copy to:            Prime Hospitality Corp.
                                    700 Route 46 East
                                    Fairfield, New Jersey 07004
                                    Fax: (973) 882-1787
                                    Attn: General Counsel

         Owner:                     EQI Financing Partnership V, L.P.
                                    C/O Equity Inns, Inc.
                                    7700 Wolf River Boulevard
                                    Germantown, Tennessee 38138
                                    Fax:  (901) 754-2374
                                    Attention:  President

         With a copy to:            Hunton & Williams
                                    Riverfront Plaza, East Tower
                                    951 East Byrd Street
                                    Richmond, Virginia 23219-4074
                                    Fax:
                                    Attn: David C. Wright

         And to:                    Hunton & Williams
                                    Riverview Tower
                                    900 South Gay Street, Suite 2000
                                    Knoxville, Tennessee 37902
                                    Fax:  (865) 549-7704
                                    Attention:  John Brock

                                   SCHEDULE II
                 Management Services Included in Management Fee
              (All to be conducted in accordance with the approved
                                  Annual Plan)

PROPERTY LEVEL

1.  Establish staffing requirements

2. Establish employment policies such as hiring policies, terms of employment, wage scales, and vacation and benefit packages

3.  Select key employees and department heads

4.  Provide property level training

5. Establish rates and charges for the goods and services to be sold by the Hotel

6.  Implement sales and marketing strategies

7.  Supervise property operations

8.  Negotiate and sign purchase orders and service agreements

HOME OFFICE

1.  Provide a regional director of operations to supervise property activities

2.  Provide a regional sales director

3.  Provide human resources management

4.  Provide management information systems

5. Make available Manager's legal staff to provide assistance in day-to-day property operations.

6.  Negotiate national vending contracts

7.  Purchase all Operating Supplies and Operating Equipment

8.  Pay all expenses incurred in the operation of the Hotel

9.  Maintain the Hotel in good order, repair, and condition

10. Prepare a schedule of suggested insurance coverages and administer the purchase of insurance, if requested by Owner.

11. Implement Manager's standard administrative, accounting, budgeting, marketing, and operational policies and practices

ACCOUNTING SERVICES

1.  Prepare sales and use tax returns

2.  Process accounts payable

3.  Prepare monthly and yearly financial statements

4.  Provide cash management services

5.  Process payroll and related payroll items

                                  SCHEDULE III
                       SAMPLE STATEMENT OF PROFIT AND LOSS

Standard Prime Hospitality Corp. Profit and Loss Statement currently in use.

                                   SCHEDULE IV

                       Definition of Capital Replacements

                               CAPITAL REPLACEMENT

     A Capital Replacement is defined as an investment in a readily identifiable facility which (1) is held for use or income rather than for sale or conversion into goods or cash and (2) has a useful service life in excess of one year. Nonrecurring expenses directly associated with the investment should be included as part of the total expenditure for evaluation purposes, this includes preopening expenses.

                              Capitalization Policy

     If the cost of the capital addition is $1,000 or greater and the items acquired have an expected service life of more than one year, the expenditure is capitalized. See "Maintenance and Repairs" for those expenditures which are expensed without regard to the $1,000 guideline.

     If the item(s) acquired meet the more than one-year life criterion, but the total invoice cost is less than $1,000, the expenditure is considered an expense item.

                          Replacement - Component Parts

     If the estimated job or total invoice cost for replacement of the following major components of building is under $5,000, the expenditure is to be expensed to maintenance and repairs:

         Heating Equipment - Pumps, boilers, heat exchangers, thermostats; pressure gauges alarm devices, piping.

         Plumbing Equipment - Pumps, meters, minor sprinkler system, piping.

         Air Conditioning Equipment - Compressors, condensers, motors, cooling towers, evaporative coolers, piping.

         Fire Prevention Equipment - Major fire system sprinklers, smoke detectors.

         Power - Transformer, conduits and boxes, panel boards, switches and outlets.


     Betterments

     If the estimated job or total invoice cost is $5,000 or above, and the expenditure(s) will extend the useful life of an asset previously capitalized, then the expenditure should be capitalized.

     Maintenance and Repairs

     The following replacement expenditures are considered maintenance and repairs and are not subject to the total invoice cost guideline of $1,000.

         Repainting of Buildings, Pools, Park Areas (1)(6) Refinishing of Furniture (2) Glass Replacement (except when Thermal replaces regular glass) Maintenance Service Contracts, such as Yard, Television, Elevator,
                  Swimming Pool
         Wall Paper (not Vinyl) (2)
         Reupholstery of Furniture (2)
         Replastering (2)
         Replacement of Chain Locks, Key Blanks, Keys, Locks, Locksets. Locks and locksets installed in new doors or offering substantial security improvements should be capitalized if the invoice is over $1,000.
         Patching Parking Lot (3)
         Roof Repairs (4)
         Waterproofing of Lamp Globes and Light Bulbs
         Section Replacement for Neon Signs
         Caulking and Sealing (1)
         Toilet Seats
         Stolen Televisions
         Small Parts for Equipment (see below)
         Landscaping/Plants (5)

              1. If the complete exterior of the building is repainted, including caulking and sealing of the building, those costs will be capitalized.

              2. Expenditures for interior painting, wall paper, refinishing of furniture, replastering or upholstering may be capitalized if:

                  (a) These expenditures are part of a major refurbishment project, or

                  (b) The cost of these expenditures exceed $10,000 and extend the useful life of the asset.

              3. Repairing of parking lots, including resealing and resurfacing, will be capitalized if the expenditure exceeds $10,000.

              4. Replacement of the complete roof or complete section of the roof (including laying a roof over an existing roof) will be capitalized if total expenditure exceeds $10,000.

              5. If the landscaping is new or replacement of existing interior or exterior landscaping and exceeds $10,000, the cost of the landscaping can be capitalized.

              6. Major overhauls to the pool which exceed $10,000 in cost and extend the useful life of the asset will be capitalized.

     All expense items will be expensed to M&R expense line items above GOP. These expenses, as a rule, should be funded from operating cash flow. Only large M&R expenditures (in excess of $25,000) which will be funded from capital replacement reserve may be classified to miscellaneous expense below the line. These items must be approved by the Hotel Financial Controller.

     Replacement of Component Parts

     Expenditures for parts of equipment to keep the equipment in working condition are expenses and not capital expenditures. The equipment as a whole is only repaired by the replacements, which merely keeps it in working condition - e.g., compressors for air conditioners.

     Software

     Software costs will not be capitalized unless the cost of the software exceeds $5,000, or it is included with the purchase of the hardware.

     Retirements

     If an item capitalized replaces an asset with a remaining life on the books, the replaced asset should be written off.

                                   SCHEDULE V

          Examples - Calculation of Owner's Return and Manager's Return

                                 (See Attached)

                                   SCHEDULE VI

                               STR Competitive Set

                                 (See Attached)

                                  SCHEDULE VII

                   REVPAR Index Calculation Adjustment Example

                                 (See Attached)